Exhibit 4.6

(FACE OF SECURITY)

GLOBAL SECURITY (NOTE NO. 1) FOR MICROSECTORSTM GOLD -3X INVERSE LEVERAGED ETNS DUE JANUARY 29, 2043

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation act or by the U.S. Federal Deposit Insurance Corporation.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BANK OF MONTREAL, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 7 ON THE FACE OF THIS SECURITY.

(Face of Security continued on next page)

CUSIP No.: 063679518

ISIN: US0636795181

bank of MONTREAL

MEDIUM-TERM NOTES, SERIES I

MicroSectorsTM Gold -3X Inverse Leveraged ETNs due January 29, 2043 (Note No. 1)

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $25 per Security; the initial aggregate Principal Amount of this Security is equal to $4,000,000 (160,000 Securities). The aggregate Principal Amount may be increased or decreased as set forth herein.

The ETF: SPDR® Gold Shares

Initial ETF Price: The ETF Closing Price on the Initial Trade Date

Initial Trade Date: February 21, 2023

Denomination: $25 per Security

Interest Rate: The principal of this Security shall not bear interest.

Payment at Maturity: The holder of each $25 Principal Amount of this Security shall receive a cash payment on the Maturity Date (the “Cash Settlement Amount”) that shall be equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Final Measurement Period. The Cash Settlement Amount shall not be less than $0.

Payment Upon Redemption by the Holder: Prior to the Maturity Date, the Holder may, subject to the procedural requirements in Section 5 hereof, elect to offer all or a portion of the Principal Amount of this Security for repurchase by the Bank on any Redemption Date, subject to the repurchase requirements and procedures set forth in Section 5 hereof. If the Holder fulfills the repurchase requirements and procedures in Section 5 for a Redemption Date, the Bank shall be obligated to repurchase the Principal Amount of this Security so requested to be repurchased on the Redemption Date. The ETF Business Day immediately succeeding the applicable Redemption Notice Date shall be the Redemption Measurement Date applicable to such repurchase, subject to adjustment as provided in Section 3 hereof. On the Redemption Date, the Holder will receive the Redemption Amount.

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Payment Upon Call by the Bank: The Bank will have the right to repurchase this Security in whole or in part on any ETF Business Day to and including the Maturity Date. To call the Securities for repurchase, the Bank will deliver an irrevocable call notice to The Depository Trust Company (“DTC”) (as the Holder of this Global Security). If the Bank issues a call notice on any calendar day, the “Call Calculation Date” will be the next ETF Business Day after the call notice is issued.

On the Call Settlement Date, the Holder of this Security will receive the Call Settlement Amount.

Calculation Agent: BMO Capital Markets Corp.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

OTHER TERMS

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

An “Averaging Date” means each of the ETF Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described in Section 3 hereof.

A “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

The “Calculation Date” means January 12, 2043, unless such day is not an ETF Business Day, in which case the Calculation Date will be the next ETF Business Day, subject to adjustment as provided in Section 3 hereof.

The “Call Measurement Period” will be the 10 ETF Business Days from and including the Call Calculation Date, subject to adjustment as provided in Section 3 hereof. If the Calculation Agent determines that the “aggregate market value” of the portion of this Security to be called in a whole or partial call is less than or equal to $100,000,000 at the close of trading on the ETF Business Day immediately preceding the date of delivery by the Bank of the notice to holders described above of its exercise of the call right, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 ETF Business Days. The Calculation Agent will determine the aggregate market value for purposes of this provision by multiplying the closing Indicative Note Value on the applicable date by the number of units represented by this Security that are outstanding on that date.

“Call Settlement Amount” means a cash payment per $25 Principal Amount of this Security equal to the arithmetic mean of the closing Indicative Note Values on each ETF Business Day in the Call Measurement Period. The Call Settlement Amount will not be less than $0.

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The “Call Settlement Date” means the fifth Business Day following the last ETF Business Day in the Call Measurement Period.

The “Daily Deposit Factor” is 4.

On the Initial Trade Date, the “Daily Interest” was $0. On any subsequent Exchange Business Day until maturity, call or redemption of this Security, the Daily Interest will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Deposit Factor times (c) the Daily Interest Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day.

The “Daily Interest Rate” will equal (a) the most recent US Federal Funds Effective Rate minus (b) the Interest Rate Spread (as defined below). The US Federal Funds Effective Rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg L.P. (including any successor, “Bloomberg”) page “FEDL01 Index”. On the days when the US Federal Funds Effective Rate minus the Interest Rate Spread is less than 0%, the Daily Interest Rate will be negative.

The “Daily Investor Fee” was $0 on the Initial Trade Date. On any subsequent Exchange Business Day until maturity, call or redemption of this Security, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

The “Daily Leverage Factor” is 3.

On the Initial Trade Date, the “Deposit Amount” was equal to the principal amount plus the Short ETF Amount on the Initial Trade Date, which sum equals $100. On any subsequent Exchange Business Day until maturity, call or redemption of the notes represented by this Security, the Deposit Amount will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Deposit Factor plus (b) the Daily Interest on that Exchange Business Day minus (c) the Daily Investor Fee on that Exchange Business Day.

An “ETF Business Day” means any day on which the primary exchange on which the shares of the ETF trade is open for trading.

The “ETF Closing Price” on any ETF Business Day means the closing price of the ETF on its primary exchange, as reported on Bloomberg, subject to adjustment as provided in Section 3 hereof.

The “ETF Performance Factor” on the Initial Trade Date was 1. On any subsequent Exchange Business Day until maturity, call or redemption of this Security, the ETF Performance Factor will equal (a) the ETF Closing Price on that Exchange Business Day (or, if such day is not an ETF Business Day, the ETF Closing Price on the immediately preceding ETF Business Day) divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day, as determined by the Calculation Agent.

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If a Market Disruption Event occurs or is continuing on any applicable ETF Business Day on which the ETF Performance Factor must be determined, the Calculation Agent will determine the ETF Performance Factor for the Securities on that day using an appropriate closing price of the ETF for the applicable ETF Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to this Security on any ETF Business Day (or occurred or was continuing on the immediately preceding ETF Business Day), the calculation of the ETF Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first ETF Business Day on which no Market Disruption Event with respect to this Security is continuing.

Furthermore, if a Market Disruption Event occurs and is continuing with respect to this Security on any ETF Business Day or occurred or was continuing on the immediately preceding ETF Business Day, the calculation of the ETF Performance Factor will be modified as set forth in Section 3.

An “Exchange Business Day” means any day on which the primary exchange or market for trading of this Security is scheduled to be open for trading.

The “Fee Rate” is 0.95% per annum.

The “Final Measurement Period” means the 10 ETF Business Days from and including the Calculation Date, subject to adjustment as provided in Section 3 hereof. If the Calculation Agent determines that the “aggregate market value” represented by this Security is less than or equal to $100,000,000 at the close of trading on the ETF Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units represented by this Security that are outstanding on that date.

The “Indicative Note Value” of this Security on the Initial Trade Date was equal to the Principal Amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of this Security, the closing Indicative Note Value will equal (a) the Deposit Amount on that Exchange Business Day minus (b) the Short ETF Amount on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the core trading session on the NYSE Arca on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of this Security will be $0.

As of the Initial Trade Date, the “Interest Rate Spread” was 2.00%. The Interest Rate Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.00% per annum, to a maximum amount of 4.00%.

The Calculation Agent may adjust the Interest Rate Spread, subject to the limitations set forth in this document. If it elects to do so, the Bank will notify the Trustee, and the Bank will issue a press release that we will publish on its website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which the Bank publishes such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any increase to the Interest Rate Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

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The “Intraday ETF Performance Factor” of this Security will equal (a) the most recently quoted price of the ETF divided by (b) the ETF Closing Price on the immediately preceding ETF Business Day.

The “Intraday Indicative Value” of this Security at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short ETF Amount; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of this Security, will be $0. The Intraday Indicative Value is published by Bloomberg under the symbol DULLIV.

The “Intraday Short ETF Amount” of this Security will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday ETF Performance Factor.

A “Market Disruption Event” means with respect to the ETF, in each case as determined by the Calculation Agent in its sole discretion:

(a)	the suspension, absence or material limitation of trading in (i) shares of the ETF in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

(b)	any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, shares of the ETF in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

(c)	the closure of the primary market for shares of the ETF on a scheduled trading day prior to the scheduled regular weekday closing time of that market, unless such earlier closing time is announced by that market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on that primary market on that scheduled trading day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that scheduled trading day;

(d)	any scheduled trading day on which (i) the primary market for shares of the ETF or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session;

(e)	any event that impairs the determination of the LBMA Gold Price, or that results in material disruptions in trading of, or the determination of prices of, gold bullion any futures contracts relating to gold bullion in the international markets and/or any other security or instrument relating to gold bullion through which we or any of our affiliates may hedge our obligations with respect to the notes; or

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(f)	any other event, if the Calculation Agent determines that the event interferes with the Bank's ability or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to this Security that the Bank or its affiliates have effected or may effect.

Notwithstanding the occurrence of one or more of the events described above, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the ETF Closing Price if it determines that one or more of the above events has not and is not likely to materially impair its ability to determine the ETF Closing Price on any date.

“Maturity Date” means the third Business Day following the last ETF Business Day in the Final Measurement Period, which is scheduled to be January 29, 2043, unless that day is not a Business Day, in which case the Maturity Date will be the following Business Day, subject to adjustment as provided in Sections 3 and 11 hereof.

The “Redemption Amount” means a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the Redemption Measurement Date, minus the Redemption Fee Amount. The Redemption Amount will not be less than $0.

A “Redemption Confirmation” is the confirmation of the Holder’s redemption delivered to the Bank.

A “Redemption Date” means any Business Day during the term of this Security until the last scheduled ETF Business Day prior to the Calculation Date or Call Calculation Date, as applicable, subject to compliance with Section 5 hereof. Any Redemption Date shall also be the third Business Day after the applicable Redemption Measurement Date.

The “Redemption Fee Amount” equals 0.125% of the Indicative Note Value, subject to the Bank’s right from time to time to reduce or waive the Redemption Fee Amount in its sole discretion on a case-by-case basis.

The applicable “Redemption Measurement Date” means the ETF Business Day following the applicable Redemption Notice Date, subject to adjustment as provided in Section 3 hereof. The Bank reserves the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in its sole discretion.

A “Redemption Notice” is the form provided by the Bank substantially in the form of Annex A to this Security.

A “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation are delivered in compliance with Section 5 hereof. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an ETF Business Day, then the Redemption Notice Date shall be the next ETF Business Day.

The “Short ETF Amount” of this Security on the Initial Trade Date was equal to the Daily Leverage Factor times the principal amount, which equals $75. On any subsequent Exchange Business Day until maturity, call or redemption of this Security, the Short ETF Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the ETF Performance Factor on that Exchange Business Day.

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The “Trustee” means, The Bank of New York Mellon, as series trustee under the third supplemental indenture, dated as of May 26, 2022, among Bank of Montreal, The Bank of New York Mellon, as series trustee with respect to the Senior Medium-Term Notes, Series I, and Wells Fargo Bank, National Association, and as further amended from time to time.

1.	Promise to Pay at Maturity or Upon Early Redemption or Call

Bank of Montreal, a Canadian chartered bank (together with its successors and assigns, the “Bank”), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Payment upon Redemption by the Holder” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Bank to repurchase such Holder’s Securities prior to the Maturity Date, (ii) “Payment upon Call by the Bank” and elsewhere on the face of this Security on the applicable Call Settlement Date, in the case of any Securities in respect of which the Bank exercises its right to repurchase all Securities prior to the Maturity Date or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2.	Payment of Interest

The principal of this Security shall not bear interest.

3.	Replacement of or Adjustments to the ETF; Market Disruption Events

(a)	Replacement of or Adjustment to the ETF. The Bank will have the discretion to, and may at one or more times during the term of this Security, replace the ETF with a new exchange traded fund that invests in gold bullion or other investments that the Bank determines to be reasonably similar.

If the Bank elects to replace the ETF as described in this section, the Bank will notify the Trustee, and the Bank will issue a press release that will be published on the Bank's website on or prior to the second Exchange Business Day prior to the effective date of the applicable change.

For the avoidance of doubt, on the first Exchange Business Day where a new ETF is used, for purposes calculating the ETF Performance Factor, the ETF Performance Factor will equal (a) the ETF Closing Price of the new exchange traded fund on that Exchange Business Day divided by (b) the ETF Closing Price of the new exchange traded fund on the immediately preceding ETF Business Day. Thereafter, "(a)" will be based on the ETF Closing Price on that Exchange Business Day and “(b)” will be based on the ETF Closing Price on the preceding ETF Business Day. If the Bank replaces the ETF as described in this section, the new exchange traded fund will be the "ETF" for all purposes.

The Calculation Agent will have discretion to adjust the closing price of the ETF if certain events occur. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to the ETF or its capital structure, for example, a share split or a reverse share split, the calculation agent shall determine whether and to what extent an adjustment should be made to the price of the ETF or any other term of this Security. The Calculation Agent shall have no obligation to make an adjustment for any such event.

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If the ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the Calculation Agent may substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then the Calculation Agent may, in its sole discretion, calculate the appropriate closing price of one share of the ETF by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the ETF. If a successor ETF is selected or the Calculation Agent calculates the closing price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or computation methodology will be substituted for the ETF (or such successor ETF) for all purposes of this Security.

The Calculation Agent also may determine that no adjustment is required under this subsection by the modification of or other event affecting the ETF.

The Calculation Agent will be solely responsible for the method of calculating the closing price of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

(b)	Market Disruption Events. If a Market Disruption Event with respect to this Security occurs or is continuing on any ETF Business Day (for purposes of this paragraph, the “date of determination”) or if a Market Disruption Event with respect to this Security occurred or was continuing on the ETF Business Day immediately preceding the date of determination, then the ETF Performance Factor for this Security on the date of determination will be determined as set forth in the pricing supplement and product supplement.

To the extent a Market Disruption Event has occurred or is continuing on an Averaging Date or on a Redemption Measurement Date, the closing Indicative Note Value for such Averaging Date or for such Redemption Measurement Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding ETF Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the closing Indicative Note Value being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the closing Indicative Note Value on the ETF Business Days during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, as applicable, the Calculation Agent or one of its affiliates, as the case may be, will apply the closing Indicative Note Value for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date.

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In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three ETF Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third ETF Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an ETF Business Day or a Market Disruption Event has occurred or is continuing on such third ETF Business Day, the Calculation Agent or one of its affiliates will determine the ETF Closing Price to be used in the calculation of the closing Indicative Note Value based on its good faith estimate of the ETF Closing Price that would have prevailed on such third ETF Business Day but for such Market Disruption Event.

4.	Payment at Maturity or Upon Repurchase

The payment of this Security that becomes due and payable on the Maturity Date, Call Settlement Date or a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Payment Upon Redemption by the Holder” and “Payment Upon Call by the Bank,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the payment as determined pursuant to Section 9 hereof. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon repurchase of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5.	Procedure for Early Redemption

Prior to the Maturity Date, the Holder may elect to offer all or a portion of the Principal Amount of this Security for redemption by the Bank on any Redemption Date, in a minimum of at least 25,000 Securities (the “Minimum Redemption Amount”) by following the procedures set forth below:

•	cause its broker to deliver a Redemption Notice to the Bank via email no later than 2:00 p.m. (New York City time) on the ETF Business Day preceding the applicable Redemption Measurement Date;

•	cause its broker to deliver the signed Redemption Confirmation to the Bank via e-mail in the specified form by 5:00 p.m. (New York City time) on the same day. The Bank or its affiliate must acknowledge receipt in order for the Redemption Confirmation to be effective;

•	cause its broker to instruct its DTC custodian book a delivery vs. payment trade with respect to this Security on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

•	cause its broker to make its DTC custodian deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

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Any redemption instructions received in compliance with the foregoing procedures shall be irrevocable and, upon compliance with the foregoing procedures, the Bank shall be obliged to repurchase the principal amount of this Security so requested to be redeemed on the Redemption Date.

The Bank will act as paying agent in connection with repurchases at the election of the Holder of this Security and upon such repurchase the Bank shall so advise the Trustee and deliver the Principal Amount of this Security that is so repurchased to the Trustee for cancellation.

The Minimum Redemption Amount will not be applicable for any redemption validly elected on (a) any Fee Notice Date or the following five Business Days if the Interest Rate Spread increased and (b) any date on which we announce our intention to replace the ETF to which this Security is linked until the effective date of that change.

6.	Role of Calculation Agent

BMO Capital Markets Corp., an affiliate of the Bank, will act as the Calculation Agent for this Security. The Calculation Agent will make all determinations relating to this Security, including the ETF Performance Factor, the ETF Closing Price on any ETF Business Day on which such ETF Closing Price is to be determined during the term of this Security, the Indicative Note Value, the Short ETF Amount, the Deposit Amount, the Daily Interest, the Daily Investor Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, the Redemption Amount, if any, and the Call Settlement Amount, if any. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the ETF has been discontinued and whether there has been a material change in that ETF. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holder and on the Bank. The Holder shall not be entitled to any compensation from the Bank for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at Maturity or Call, or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date or any Call Settlement Date, as applicable. Insofar as this Security provides for the Calculation Agent to determine the matters specified in the preceding paragraph and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Bank.

7.	Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Bank (in the absence of a change in law or administrative or judicial ruling to the contrary) to treat this Security as a pre-paid cash-settled derivative contract in respect of the ETF for all U.S. federal income tax purposes.

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8.	Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder in writing to the Bank and the Trustee on or before any Redemption Date or the last ETF Business Day in the Call Measurement Period or the Final Measurement Period, as applicable, and acceptable to the Bank or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Bank maintained for that purpose in The City of New York; provided, however, that payment on the Maturity Date, any Redemption Date or the Call Settlement Date shall be made only upon surrender of this Security at such office or agency (unless the Bank waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to determination of the Indicative Note Value, the Daily Investor Fee, the Daily Interest, the Deposit Amount, the Short ETF Amount, the Redemption Amount and Redemption Fee Amount, if any, the Call Settlement Amount, if any, and the Cash Settlement Amount, if any, may be rounded by the Calculation Agent; and all dollar amounts paid on the aggregate Principal Amount of this Security will be rounded to the nearest cent, with one-half cent rounded upward.

9.	Default Amount Upon Acceleration of Maturity

In case an Event of Default with respect to this Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the maturity of this Security will be determined by the Calculation Agent and will be an amount in cash equal to the Redemption Amount, calculated as if the date of acceleration were the Redemption Measurement Date. For purposes of this calculation the Repurchase Fee Amount shall be $0.

10.	Split or Reverse Split of the Securities

If the Bank or the Calculation Agent decides to initiate a split or reverse split, the Calculation Agent will issue a notice to Holders announcing the split or reverse split, specifying the effective date of the split or reverse split. The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of this Security accordingly. Any adjustment of the closing indicative value will be rounded to eight decimal places.

In the case of a reverse split, the Bank reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion.

The minimum number of Securities an investor must offer for repurchase under Section 5 hereof will not change as a result of any split or reverse split of this Security, but the stated Principal Amount of the Securities corresponding to such minimum number will change.

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11.	Extension of Maturity.

The Maturity Date may be extended at the Bank’s option for up to two additional five-year periods. The Bank may only extend the scheduled Maturity Date for five years at a time. If the Bank exercises its option to extend the maturity of this Security, the Bank will notify DTC and the Trustee at least 45 but not more than 60 calendar days prior to the then scheduled Maturity Date. The Bank will provide that notice to DTC and the Trustee in respect of each five-year extension of the scheduled Maturity Date of this Security.

12.	Payment When Offices Are Closed

Notwithstanding any provision of this Security or of the Indenture, if, after giving effect to any provision of this Security governing the timing of payment hereunder of the payment at maturity, call or redemption, payment of such amount would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such amount may be paid (or made available for payment) on the next succeeding Business Day with the same force and effect as if such amount were paid on the Specified Day. The provisions of this Section shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

13.	Increases and Decreases of Principal Amount

At any time after the initial issue date, the aggregate Principal Amount of this Security shall be the most recent amount set forth on Schedule I hereto under the heading ”Principal Amount of this Security Following Such Increase or Decrease”, if applicable. Upon receipt of a written instruction from the Bank instructing the Trustee to issue more Securities represented by this Security and delivery of such Securities through the DTC book-entry system, the Trustee shall make notations on Schedule I to evidence such issuance and the new aggregate Principal Amount represented by this Security.

The Bank may also instruct the Trustee to cancel Securities held by the Bank represented by this Security. Upon delivery of the Securities to be cancelled through the DTC book-entry system, the Trustee shall make notations on Schedule I to evidence such cancellation and the new aggregate Principal Amount represented by this Security.

The Trustee may, as necessary, add additional pages of the same format to Schedule I, to evidence additional issuances, cancellations and the aggregate Principal Amount represented by this Security, which additional pages shall constitute part of this Security to the same extent as if they had been part of this Security at the initial issuance and authentication hereof.

14.	Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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15.	Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: February 24, 2023	Bank of Montreal

By:
		Name:	Laurence Kaplan
		Title:	Managing Director, Cross Asset Solutions

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: February 24, 2023

THE BANK OF NEW YORK MELLON
as Trustee

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under the Senior Indenture (the “Indenture”), dated as of January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee, as supplemented by the first supplemental indenture thereto, dated as of September 23, 2018, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee, and the second supplemental indenture thereto, dated as of May 27, 2021, and the third supplemental indenture thereto, dated as of May 26, 2022, among Bank of Montreal, The Bank of New York Mellon, as trustee with respect to the Senior Medium-Term Notes, Series I, and Wells Fargo Bank, National Association, and as further amended from time to time), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

The terms set forth in the sections “Summary” of the pricing supplement and “Additional Terms of the Notes” of the product supplement (each as it may be amended or supplemented) relating to the notes represented hereby are incorporated by reference herein, and are binding upon Holders of such notes.

This Security is one of the series designated on the face hereof limited in aggregate principal amount to $100,000,000, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase such principal amount if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected, or in certain cases the unanimous consent of each of such Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 90 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Bank or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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SCHEDULE I

The initial principal amount of this Security is $4,000,000. The following increases or decreases in the Principal Amount of this Security have been made:

Date	Amount of Increase in Principal Amount of this Security	Amount of Decrease in Principal Amount of this Security	Principal Amount of this Security Following Such Increase or Decrease	Initials of Officer of Trustee
	$	$	$

I-1

ANNEX A

FORM OF NOTICE OF EARLY REDEMPTION

To: [ ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679518

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the ETF Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

A-1